AMENDED AND RESTATED
INVESTMENT MANAGEMENT SERVICES AGREEMENT
      This Agreement is made this 2nd day of January, 2008, by and between the COLLEGE RETIREMENT EQUITIES FUND
(CREF), a New York nonprofit membership corporation, and TIAA-CREF INVESTMENT MANAGEMENT, LLC (Management), a
Delaware limited liability company.
WITNNESSETH:
      WHEREAS, CREF is a nonprofit corporation which issues variable annuity certificates (the Certificates) designed for use under retirement and tax-deferred annuity plans adopted by nonproprietary and nonprofit education or research institutions that are tax exempt or which are publicly supported; and
      WHEREAS, CREF is registered as an open-end management investment company under the Investment Company Act of 1940
(1940 Act), and currently consists of eight investment portfolios (the Accounts), and may consist of additional investment portfolios in the future, as set forth on Schedule A hereto, as amended from time to time; and
      WHEREAS, Management is registered as an investment adviser under the Investment Advisers Act of 1940
(Advisers Act);
      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:
      1. Investment Management Services
      Management shall furnish investment research and advice to CREF and shall manage the investment and reinvestment of the assets of the Accounts currently offered by CREF, the assets of Accounts added to CREF in the future, if any, and participate in all matters incidental thereto, all subject to the supervision, direction and control of the Board of Trustees of CREF
(Trustees). Hereinafter, the term Trustees shall be deemed to refer to the Trustees or any committees established by the Trustees and designated thereby for the purpose or activities described herein. Pursuant to this Agreement, Management is authorized to act on behalf of CREF and enter into arrangements in connection with the management of the assets of the Accounts.
      2. Limitations on Investment Management Services
      Management shall perform the services under this Agreement subject to the supervision and review of the Trustees and in a manner consistent with the following:
(a) the objectives, policies, and restrictions of each Account as stated in CREFs then-current Registration
Statement;
(b) the provisions of the 1940 Act;
(c) state insurance and securities laws, as applicable; and
(d) the provisions of the Charter, Constitution, and By-Laws of CREF.
      3. Duties of Investment Manager
      In carrying out its obligations to manage the investment and reinvestment of the assets of CREF, Management shall, as appropriate and consistent with the limitations set forth in Paragraph 2 hereof:
(a) provide research, make recommendations, place orders for the purchase, and sale of securities;
(b) take such steps as are necessary to implement any overall investment strategies approved by the Trustees for each Account, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Account and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(c) arrange for other portfolio transactions, including without limitation the lending of portfolio securities;
(d) provide, or arrange for the provision of, portfolio accounting, custodial, and related services for the Accounts; and
(e) provide, or arrange for the provision of, such other services as may be agreed upon by CREF and Management.
      4. Use of Sub-Advisers
      Subject to the requirements of the 1940 Act and the direction and approval of the Trustees, Management may retain one or more investment sub-advisers with respect to any or all of the Accounts.
      5. Reports to Trustees
      Management shall regularly report to the Trustees with respect to the performance of the Accounts, the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Account.
      6. Records
      Management agrees to maintain all records required to be maintained by CREF under the 1940 Act or other applicable law, and to preserve all such records for the period prescribed by the 1940 Act. Management further agrees that all such records shall be the property of CREF and shall be made available promptly to CREFs accountants or auditors during regular business hours at Managements offices upon prior written notice. In the event of termination of this Agreement for any reason, all such records shall be returned promptly to CREF, free from any claim or retention of rights by Management. In addition, Management will provide any materials, reasonably related to the investment management services provided hereunder, as may be reasonably requested in writing by CREF or as may be required by any governmental agency having jurisdiction.
      7. Expenses
      Management shall be responsible for all expenses in connection with furnishing investment management services to CREF, including, but not limited to, investment advisory, portfolio accounting, custodial, and related services.
      8. Reimbursement
      For the services to be rendered and the expenses assumed by Management as provided herein, CREF shall reimburse Management for the cost of such services and the amount of such expenses through daily payments
(as described below) based on an annual rate agreed upon from time to time between CREF and Management reflecting estimates of the cost of .such services and expenses with the objective of keeping the payments as close as possible to actual expenses. As soon as is practicable after the end of each quarter (usually within 30 days), the amount necessary to correct any differences between the payments and the expenses actually incurred will be determined.
This amount will be paid by or credited to Management, as the case may be, in equal daily installments over the remaining days in the quarter.
      For the services rendered and expenses incurred by Management as provided herein, the amount currently payable from the net assets of each Account each Valuation
Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be the amount determined by the Trustees for each annual period, as set forth in Schedule B hereto. Such Schedule B shall be updated to reflect such determinations by the Trustees.
      For purposes of this Agreement, Valuation Day,
Calendar Day, and Valuation Period shall each be defined as specified in CREFs current Registration
Statement.

      9. Portfolio Transactions and Brokerage
      Management is responsible for decisions to buy and sell securities for the Accounts as well as for selecting brokers and dealers and, where applicable, negotiating the amount of the commission rate paid. Management shall place brokerage orders with the objective of obtaining the best price, execution and available data. When purchasing or selling securities traded on the over-the -counter market, Management generally shall execute the transaction with a broker or dealer engaged in making a market for such securities. When Management deems the purchase or sale of a security to be in the best interest of more than one Account, it may, consistent with its fiduciary obligations, aggregate the securities to be sold or purchased. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transactions, will be made by Management in an equitable manner.
      In negotiating commissions, consideration shall be give by Management to the use and value of research and statistical data and to the quality of execution provided. The valuation of such data may be judged with reference to a particular order or, alternatively, may be judged in terms of its value to the overall management of the Accounts.
      Management shall place orders with brokers providing useful research and statistical data services if reasonable commissions can be negotiated for the total services furnished even though lower commissions may be available from brokers not providing such services. Management shall establish guidelines for the placing of orders with brokers providing such services. Research or services obtained by one Account may be used by Management in managing other Accounts. In such circumstances, the expenses incurred will be allocated by Management in an equitable manner consistent with its fiduciary obligations to the other Accounts.
      10. Activities of Management
      Management and any affiliates of Management may engage in any other business or act as investment manager of or investment adviser to any other person, even though Management, any affiliate of Management, or any such other person has or may have investment policies similar to those for the Accounts, so long as Managements services under this Agreement are not impaired. It is understood that trustees, officers, agents and members of CREF are or may become interested in Management, as trustees, officers, agents, members, or otherwise, and that trustees, officers, agents, and members of Management are or may become similarly interested in CREF; and that the existence of any such dual interest shall not affect the validity hereof or any transaction here-under except as otherwise provided in the Charter, Constitution, or By-Laws of CREF and Management, respectively, or by specific provisions of applicable law.
      It is agreed that Management or its affiliates may use any investment research obtained for the benefit of CREF in providing investment advice to any other investment management clients or investment advisory accounts or for use in managing its own accounts. Conversely, such supplemental-information obtained by the placement of business for Management or entities managed or advised by Management may be considered by and. may be useful to Management in carrying out its obligations to CREF.
      Nothing herein contained shall prevent Management or any affiliate of Management from buying or selling, or from recommending or directing any other person to buy or sell, at any time, securities of the same kind or class recommended by Management to be purchased or sold for CREF. When Management deems the purchase or sale of a security to be in the best interests of CREF as well as other clients or accounts, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be sold or purchased for CREF with those to be sold or purchased for other clients or accounts in order to obtain favorable execution and low brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by Management in the manner it considers to be most equitable and consistent with its fiduciary obligations to CREF and to such other clients and accounts. CREF recognizes that in some cases this procedure may adversely affect the size of the position obtainable for it.
      11. Limitation of Liability
      Management shall not be liable for any error of judgment or mistake of law, or for any loss suffered by CREF in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of Management in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
      CREF shall not be liable for any error of judgment or mistake of law, or for any loss suffered by Management in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of CREF in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
      12. Effective Date and Term
      This Agreement supercedes and replaces the Investment Management Services Agreement dated December
17, 1991, as that Agreement was amended from time to time. This Agreement shall not become effective unless and until it is approved by the Trustees, including a majority of Trustees who are not parties to this Agreement or interested persons (as that term is defined in the 1940 Act) of any such party to this Agreement. This Agreement shall come into full force and effect as of the first above written date.
      As to each Account, the Agreement shall continue in effect indefinitely, unless otherwise terminated pursuant to the provisions below.
      As to each Account, this Agreement may be terminated:
(a) by the Trustees, without the payment of any penalty, upon 60 days written notice to Management;
(b) by the Trustees, without the payment of any penalty, if the Agreement is assigned by Management without the written consent of CREF;
(c) by Management, without the payment of any penalty, upon 60 days written notice to the Trustees; and
(d) at any time, upon the mutual consent of the parties thereto.
      This Agreement may be amended, changed, waived, or discharged as mutually agreed upon in writing by the parties from time to time; provided, however, that any amendment of this Agreement shall not be effective until approved by a majority of the Trustees, including a majority of Trustees who are not certain parties to this Agreement or interested persons (as that term is defined in the Investment Company Act of 1940) of any such party to this Agreement.
      13. Nature of Agreement
      It is intended by the parties to this Agreement that, because all services to be performed by Management for CREF and its Accounts pursuant hereto will be provided at cost, Management not be considered an investment adviser of an investment company within the meaning of Section 2(a)(20) of the 1940 Act
(pursuant to subparagraph (B)(iii) of that section) with respect to CREF and, accordingly, that this Agreement not be considered an investment advisory contract subject to the requirements of Section 15 of the 1940 Act.
      14. Applicable Law
      This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York and, to the extent applicable, the 1940 Act and the Advisers Act.
      15. Counterparts
      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.
      16. Notices
      All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:
(a) If to CREF -
College Retirement Equities Fund
730 Third Avenue
New York, New York 10017
Attention:  Chief Executive Officer
(b) If to Management -
TIAA-CREF Investment Management, LLC
730 Third Avenue
New York, New York 10017
Attention:  President
or to such other address as CREF or Management shall designate by written notice to the other.
      17. Miscellaneous
      The captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
      IN WITNESS WHEREOF, CREF and Management have caused this Agreement to be executed in their names and on their behalf and under their trust and corporate seals by and through their duly authorized officers on the day and year first above written.


COLLEGE RETIREMENT EQUITIES FUND



Attest:






By:
      Herbert M. Allison, Jr.
Title:
Title:  President and Chief Executive Officer







TIAA-CREF INVESTMENT MANAGEMENT, LLC



Attest:







By:Scott C. Evans
Title:

Title:  PresidentSchedule A

CREF Accounts



Stock Account
Global Equities Account
Growth Account
Equity Index Account
Bond Market Account
Inflation Linked Bond Account
Social Choice Account
Money Market Account





Date:
January 2, 2008

Schedule B

Expense Deductions (as a percentage of average net assets)



Stock Account	.0003288% (corresponds to an annual rate
of 0.12%)
Global Equities Account	.0004384% (corresponds to an
annual rate of 0.16%)
Growth Account	.0003836% (corresponds to an annual rate
of 0.14%)
Equity Index Account	.0001918% (corresponds to an
annual rate of 0.07%)
Bond Market Account	.0003014% (corresponds to an
annual rate of 0.11%)
Inflation Linked Bond Account	.0003014% (corresponds
to an annual rate of 0.11%)
Social Choice Account	.0002192% (corresponds to an
annual rate of 0.08%)
Money Market Account	.0001644% (corresponds to an
annual rate of 0.06%)






Date:
January 2, 2008

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